Exhibit 4.2

INDIVIDUAL RETIREMENT ACCOUNT ENDORSEMENT

ENDORSEMENT ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE CERTIFICATE TO WHICH IT IS ATTACHED. THE EFFECTIVE DATE OF THIS ENDORSEMENT IS THE SAME AS THE ISSUE DATE OF THE CERTIFICATE. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CERTIFICATE, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

This Endorsement will be issued to the Certificate Owner when the Investment Portfolio purchased in connection with the Certificate is an Individual Retirement Account (“IRA”). For purposes of this Endorsement, an IRA is defined as the traditional, Roth or other Individual Retirement Account, if applicable, established for the Certificate Owner and the Certificate Owner’s Beneficiaries, for which a Certificate is issued.

The Certificate is amended as follows:

(1)	The Annuitant will at all times be the Owner of the Certificate.

(2)	The entire interest of the Certificate Owner is nonforfeitable.

(3)	The Certificate is established for the exclusive benefit of the Certificate Owner and the Beneficiary.

(4)	No joint Certificate Owner may be named. Any provision of the Certificate that would allow joint ownership or that allow more than one person to share distributions is deleted.

(5)	This Certificate is nontransferable. The Certificate Owner may not borrow any money under the Certificate or pledge the account or any portion of it as security for a loan. Additionally, the Certificate Owner may not sell, assign or transfer this Certificate, except as provided in Section (6).

(6)	Divorce or Separation Decree.

(a)	Definitions.

Alternate Payee – Any spouse or former spouse of a Certificate Owner who is recognized by a Decree as having a right to receive all or a portion of the benefit payable under the Investment Account with respect to such Certificate Owner.

Decree – A divorce or separation instrument, as defined in Section 71(b)(2) of the Code, that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Elector that is accepted and approved by Great-West, except as otherwise agreed.

GLWB Elector – A Certificate Owner, Alternate Payee or Beneficiary who is: (i) eligible to elect the GLWB; (ii) invested in Covered Fund(s) pursuant to the Covered Fund prospectus; and (iii) a Covered Person.

(b)	DECREE RECEIVED DURING ACCUMULATION PHASE

Pursuant to Section 408(d)(6) of the Code and the regulations thereunder, Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a Decree received during the Accumulation Phase. The Alternate Payee shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

If the Alternate Payee named in the Decree is the GLWB Elector’s spouse during the Accumulation Phase, he or she may elect to become a GLWB Elector, either by maintaining the current Benefit Base of the previous GLWB Elector, divided pursuant to the terms of the Decree, or establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established and he or she will continue as a GLWB Elector. If the Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between the GLWB Elector and the Alternate Payee in the same proportion as their respective Covered Fund Values

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pursuant to the terms of the Decree In either situation, the Alternate Payee’s Certificate Election Date shall be the date the Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base, or proportionate share, but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Elector, she or he will be subject to all terms and conditions of the Certificate.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

(c)	DECREE RECEIVED DURING WITHDRAWAL PHASE

Pursuant to Section 408(d)(6) of the Code and the regulations thereunder, Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a Decree approved during the Withdrawal Phase. The Alternate Payee shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

Pursuant to the instructions in the Decree, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the Decree. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split. If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector pursuant to the provisions of Section 5.08.

Pursuant to the instructions in the Decree, if there are two Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the Decree. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%. If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the Withdrawal Phase based on the amounts calculated pursuant to the joint Covered Persons GAW% in Section 5.01 after the accounts are split. A new Installment Anniversary Date will be established for the Alternate Payee on the date the Accounts are split.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the terms of the IRA and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

(d)	DECREE RECEIVED DURING SETTLEMENT PHASE

If a Request in connection with a Decree is approved during the Settlement Phase, Great-West will divide the Installment pursuant to the terms of the Decree. Installments will continue pursuant to the lives of each payee.

(7)	Death of the Covered Person.

(a)	DEATH DURING ACCUMULATION PHASE

If a GLWB Elector dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Investment Portfolio (unless an election is made by a spouse Beneficiary as provided in this section). A spouse Beneficiary may elect to become a new GLWB Elector and maintain the deceased GLWB Elector’s

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current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death. A spouse Beneficiary also has the option to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established. In either situation, the spouse Beneficiary shall become a GLWB Elector and the Ratchet Date will be the date when his or her Account is established.

A non-spouse Beneficiary cannot elect to maintain the current Benefit Base but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, Investment Portfolio and the Code, if applicable.

Any election made by Beneficiary pursuant to this section is irrevocable.

(b)	DEATH DURING WITHDRAWAL PHASE

If a GLWB Elector Dies After the Initial Installment Date as a Single Covered Person

If the GLWB Elector dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs before the Settlement Phase, the remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the terms of the Investment Portfolio. If permitted by the Investment Portfolio and the Code, if applicable, the GLWB Elector’s Beneficiary may elect to become a GLWB Elector in which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of the Certificate, the Investment Portfolio and the Code, if applicable. Any election made by the Beneficiary is irrevocable.

If a GLWB Elector Dies After the Initial Installment Date while Second Covered Person is Living

Upon the death of an GLWB Elector after the Initial Installment Date, and while the second Covered Person is still living, the second Covered Person/Beneficiary may elect to become a GLWB Elector (if permitted by the terms of the Investment Portfolio and the Code, if applicable) and he or she will acquire all rights under the Certificate and continue to receive GAWs based on the original GLWB Elector’s election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons in Section 5.01. Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value. Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector pursuant to the provisions of Section 4.06. In either situation the Ratchet Date will be the date when the Account is established.

To the extent to that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the Investment Portfolio and the Code, if applicable.

Any election made by the Beneficiary pursuant to this section is irrevocable.

(8)	Except in the case of a “rollover contribution” as permitted by sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8) 403(b)(10) 408(d)(3) or 457(e)(16) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), as described in § 408(k), no Contributions will be accepted unless they are in cash, and the total of such Contributions shall not exceed the maximum as Section 219(b)(5)(A) of the Code may allow, for any taxable year, regardless of whether such Contributions are deductible by the Certificate Owner under Section 219(b)(5) of the Code.

In the case of an individual who is age 50 or older, the annual cash Contribution limit is increased by the amount as Section 219(5)(B) of the Code may allow for any taxable year.

The Certificate Owner shall have the sole responsibility for determining whether any premium payment meets applicable income tax requirements.

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(9)	Required Minimum Distributions (“RMDs”) made under the Certificate will only be made in a manner consistent with the required minimum distribution or other provisions of the Code. It is the responsibility of the GLWB Elector, Alternate Payee, or Beneficiary, as applicable, to Request payments in accordance with the distribution requirements of the Code. Great-West is not responsible for any penalties resulting from a failure to Request timely payments in the proper amount.

Any RMD during the Accumulation Phase shall be considered an Excess Withdrawal.

During the Withdrawal Phase, RMDs are not Excess Withdrawals if the Distribution made under the IRA causes the total Distributions to exceed GAW amount. The Benefit Base will not be reduced for a RMD Installment to the extent that the RMD Amount is attributable to the Covered Fund.

The Certificate Owner should consult a tax advisor regarding withdrawals to satisfy his or her RMD amount.

(10)	Distributions Before Death

Notwithstanding any provision of the Certificate or this Endorsement to the contrary, the distribution of the individual’s interest in the IRA shall be made in accordance with the requirements of Section 408(b)(3) of the Code and the regulations thereunder, the provisions of which are incorporated herein by reference. The Certificate Owner’s entire interest in the Certificate must be distributed, or begin to be distributed, by the Certificate Owner’s required beginning date, which is the April 1 following the calendar year in which the Certificate Owner reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Certificate Owner may elect to have the balance in the Certificate distributed in one of the following forms:

(a)	a single sum payment;

(b)	equal or substantially equal payments no less frequently than annually over the life of the Certificate Owner;

(c)	equal or substantially equal payments no less frequently than annually over the lives of the Certificate Owner and his or her designated Beneficiary;

(d)	equal or substantially equal payments no less frequently than annually over a specified period that may not be longer than the Certificate Owner’s life expectancy;

(e)	equal or substantially equal payments no less frequently than annually over a specified period that may not be longer than the joint life and last survivor expectancy of the Certificate Owner and his or her designated Beneficiary.

All distributions made hereunder shall be made in accordance with section 401(a)(9) of the Code, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Q&A 1 of section 1.401(a)(9)-5 of the regulations.

If payment is not to be made in the form of periodic annuity payments on an irrevocable basis (except for acceleration), the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year shall be determined under Q&A 12 of Section 1.401(a)(9)-6 of the regulations.

(11)	Distribution Upon Death

(a)	Distributions beginning before death. If the Certificate Owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual’s death.

(b)	Distributions beginning after death. If the Certificate Owner dies before distribution of his or her interest begins, distribution of the individual’s entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the individual’s death except to the extent that an election is made to receive distribution in accordance with (1) or (2) below:

(1)

If the Certificate Owner’s interest is payable to a designated Beneficiary, then the entire interest of the individual may be distributed in equal or substantially equal payments over the life or over a period certain not greater than the life expectancy of the designated Beneficiary commencing

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on or before December 31 of the calendar year immediately following the calendar year in which the Certificate Owner died.

(2)	If the Certificate Owner’s spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the Certificate Owner’s life expectancy and that such method of distribution complies with the requirements of Code section 408(b)(3) and the regulations thereunder.

(3)

If the designated Beneficiary is the Certificate Owner’s surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the individual died or (B) December 31 of the calendar year in which the individual would have attained age 70 1/2.

(4)	If the designated Beneficiary is the Certificate Owner’s surviving spouse, the spouse may treat the Certificate as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Certificate, makes a rollover to or from such Certificate, or fails to elect any of the above provisions.

Life expectancy is computed by use of the Single Life Table in Q&A 1 of Section 1.401(a)(9)-9 of the regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in each year after the calendar year of the Certificate Owner’s death. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year following the calendar year of the individual’s death and reduced by 1 for each subsequent year.

(12)	Separate records will be maintained for the interest of each individual. The Company will furnish an annual calendar year report on the status of the Certificate and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

(13)	The Company reserves the right to amend this Endorsement at any time in order to comply with the Code and the regulations thereunder. Any such changes will be subject to the prior approval of the appropriate state department of insurance, if applicable.

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